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                                                                    Exhibit 99.1


[BIONUTRICS LOGO]

Bionutrics, Inc.                                        Investor Relations:
Ronald H. Lane, Ph.D.                                   Cameron Associates
Chairman, President, CEO                                Michael Brod
602.508.0112                                            212.245.8800
www.bionutrics.com                                      michael@cameronassoc.com



                BIONUTRICS, INC. SIGNS STOCK PURCHASE AGREEMENT:
   RECEIVES INVESTMENT COMMITMENT FROM PHARMACEUTICAL MARKETING SERVICES FIRM

AUGUST 28, 2001 - BIONUTRICS, INC., (NASDAQ:BNRX) announced today that it has entered into a stock purchase agreement with Pharmaceutical Marketing Brands, Inc. (PMB), of Woodbridge, NJ. The sale of stock is subject to the terms and conditions to closing which will require PMB or its designees to purchase a 49% interest in the Company for $5 million and receive options for 5,000,000 shares at $1.00 per share. The closing is anticipated to take place on or before October 15, 2001 and is subject to shareholder approval, a fairness opinion, and a reconstitution of the Board of Directors such that a majority will be designees of PMB. A Form 8-K will be filed with the Securities and Exchange Commission.

Ronald H. Lane, Ph.D., Bionutrics' Chairman & CEO, stated, "Pharmaceutical Marketing Brands, Inc. will provide much more than funding to Bionutrics. PMB will have the capabilities to assist our team in commercializing many of our patented and proprietary products, and technology currently under development. PMB will have the ability to actively support and even expand upon our existing vision by helping Bionutrics navigate the challenging and sometimes competitive arena of corporate partnering and co-promotion with big Pharma. Our goal and opportunity is to make Bionutrics a full-spectrum biopharmaceutical company, while at the same time, expand as a serious participant in the pharmaceutical marketing services industry."

At the present time Bionutrics has 32 worldwide patents issued and has 55 pending US and foreign patent applications, covering many different aspects of The Company's product development strategy ranging from novel chemical compositions to unique processing methods. The Company's research and development strategy has been to create proprietary products with specific and sustainable benefits for strategic partners and consumers.
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Dr. Lane continued, "In one move, PMB provides Bionutrics with manpower and strategic marketing resources in addition to the capital to grow the Company. We are very pleased to have a strategic investor like PMB."

 Jerry Brager, Chairman of PMB and CEO of HealthSTAR Communications, Inc. remarked, "We are confident that the team we will assemble will be able to capitalize on the market opportunities for Bionutrics' products and technology. Through this investment by PMB, Bionutrics expects to secure a strategic relationship with HealthSTAR Communications, Inc., one of the largest pharmaceutical marketing services companies in the world. HealthSTAR Communications, Inc., has capabilities ranging from market research through most aspects of the product-marketing life cycle, which can assist Bionutrics in commercializing its products and technologies. The proposed investment in Bionutrics is earmarked to fund a number of transactions that will further expand our marketing services capabilities, all of which will support Bionutrics' products and technology development activities".

As part of the proposed transaction, PMB will designate a new management team for Bionutrics who will be entitled to receive options for up to five million shares of stock. PMB, its designees and management will control a majority of Bionutrics' outstanding shares.

The Closing of the transaction is subject to the satisfaction of certain contingencies, including, but not limited to the re-listing of Bionutrics' stock as well as satisfactory due diligence by PMB.

Bionutrics Third Quarter Results: Bionutrics, Inc. reports a preliminary net loss for the third quarter of 2001 of $663,842 with a net loss per share of .14 for the quarter based on an average number of outstanding common shares of 4,592,836. The Company will report current assets at quarter-end of $105,368, total assets of $2,988,379 and total liabilities of $1,691,674. Additionally, the Company has requested that the Nasdaq Listing and Hearing Review Council review its July 18, 2001 decision to delist the Company's securities. The Listing Council will likely issue its decision after its meeting in October.


Pharmaceutical Marketing Brands, Inc. of Woodbridge, NJ, was established as a marketing services company that expects to provide a broad range of marketing services to pharmaceutical and other healthcare companies, including strategic planning, market planning, public relations, sales promotion and full service advertising agency services. Additionally, through Bionutrics, PMB intends to pursue a number of other initiatives and acquisitions that will assist pharmaceutical manufacturers in marketing their products.

Bionutrics is a biopharmaceutical company founded to discover and develop novel biologically active compounds derived from natural sources. Natural,
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biologically active compounds have potential applications as functional nutrition ingredients as well as ethical drugs. Bionutrics is presently developing proprietary nutrition ingredients and pharmaceutical products and intends to market these products through strategic alliances and co-promotion agreements.

The securities offered have not been registered under the Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

"Safe Harbor" statements under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements including but not limited to, the Company's current expectations, belief, future plans and strategies, anticipated events or trends concerning matters that are not historical facts. Such forward-looking statements include, among others, statements of future plans relating to the company's financing plans, business strategy and growth strategy; statements specifically concerning the successful closing of the noted stock purchase transaction with PMB, satisfying closing conditions of the PMB transaction, addressing the Company's listing status with Nasdaq satisfactorily to PMB, possible future marketing services capabilities, and strategic alliances or co-promotion transactions. These statements are subject to risks and uncertainties including product demand and market acceptance, new product development, future research, reliance on key strategic alliances, availability of raw materials, the regulatory environment and government approval processes, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.